THIRD AMENDMENT
                                       TO
                        PURCHASE AND ASSUMPTION AGREEMENT


     This Third Amendment (the "Third Amendment") to the Purchase and Assumption Agreement (the "Agreement") is entered into as of this 31st day of August, 2003 by and between MATRIX FINANCIAL SERVICES CORPORATION, an Arizona corporation ("Seller"), MATRIX CAPITAL BANK, a federal savings bank ("Parent"), and AMPRO MORTGAGE CORPORATION, a Delaware corporation ("Purchaser"). The Seller, Parent and Purchaser together shall be the "Parties". Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

     WHEREAS, during the course of the Transition Period certain additional third party service contracts and equipment leases were (i) discovered by Seller, (ii) communicated to Purchaser, and (iii) determined by Seller and Purchaser to be necessary for the continuation of doing business by the Acquired Division; and

     WHEREAS, it was mutually determined that previously identified Contract Rights and Equipment Leases would not be assigned by Seller to Purchaser, by virtue of lease buy-out, or contract termination; and

     WHEREAS, the Parties have also determined, for reasons of lightening the immediate work load burden of reproducing documentation of a historical and archived nature, to grant each other reasonable access to such documentation from and after the Final Closing Date; and

     WHEREAS, the Parties hereto wish to be more specific than the Agreement has hereto been concerning Aggregate Locked Loan Profitability Amount, Transition Employees "stay" bonuses, Seller's employee advances, Hired Employees and the related accrued vacation liabilities of each Party, and how the New Pipeline Applications are to be handled; and

     WHEREAS, the Parties have now determined it is in the best interests of the Parties to modify the Agreement to accommodate these additions, deletions, changes in work load, and other areas needing more specification.

     NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties affirm and agree as follows:

     1. Schedule 4.2(f)-2 Equipment Leases is hereby modified to delete Fleet Capital Leasing and Crocker Capital, Inc., and add Chesterfield Financial Corp.


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     2.   Schedule  4.2(g)  Contract  Rights is hereby  modified  to delete RMIC
          Corporation and Broadwing Telecommunications Inc., and add GE Capital Residential Connections Corporation (including its affiliates GE
          Capital  Contract   Services,   Inc.  and  General  Electric  Mortgage
          Insurance Corporation), Lender E-Source Inc., eMagic.com LLC, MGIC Investor Services Corporation, and PMI Mortgage Services Co.

     3. By the modifications made in paragraphs 1 and 2 above, the definitions of Contract Rights, Equipment Leases and Assumed Obligations as set forth in the Agreement are hereby modified accordingly.

     4. Section 6.6 of the Agreement is hereby modified to add the following language:

          "From and after the Final Closing Date, each Party will give the other Party and its attorneys, accountants, consultants and other representatives reasonable access to the books, records and accounts with respect to (i) the Production Assets, (ii) any work product or records held by Purchaser or the Acquired Division relating to loans closed prior to March 1, 2003, and (iii) any work product or records held by Seller relating to loans closed after February 28, 2003. Reasonable access is defined as giving reasonable advance notice, access during normal business hours, and in a fashion that does not disrupt the affected Party's business operations. Valid reasons for requesting reasonable access, by either party, include information that is required to be produced due to audits (regulatory, internal and external), arbitration, litigation, loan investor requests, Agency requests and regulatory requests."

     5. The Aggregate Locked Loan Profitability Amount to be paid to Seller by Purchaser, on the Final Closing Date, under Section 2.3(b) of the Agreement is $159,626.00.

     6. The Transition Employees "stay" bonus to be reimbursed to Seller by Purchaser, on the Final Closing Date, under Section 6.8(a) is $6,264.12. ($3,384.12 for Trish Hermansen; $2,880.00 for Mona Quarles)

     7. The amount to be reimbursed to Seller by Purchaser, on the Final Closing Date, for payroll advances made by Seller to Hired Employees prior to the Initial Closing Date is $63,260.99, as set forth on "EXHIBIT A" attached hereto.

     8. Each of the parties hereto acknowledges and agrees that during the Transition Period the identity of the Hired Employees has changed as a result of, among other things, ordinary employee turnover in the

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          Acquired  Division,  and  Seller  and  Purchaser  desire to  provide a definitive list as of the Final Closing Date as to whom shall be considered Hired Employees for purposes of the Agreement.


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          Attached  hereto as  "EXHIBIT  B" is a list of  employees  and  former employees of Matrix Financial Services Corporation, each of whom the Seller and Purchaser acknowledge and agree is a Hired Employee for purposes of the Agreement.

     9. Each of the parties hereto acknowledges and agrees that each Hired Employee has an option to have its accrued vacation (a) "rolled-over" to Purchaser or (b) paid out by Seller. In the event of (a), above, Seller will pay to Purchaser, as soon after the Final Closing Date as feasible, 25% of the amount of Hired Employee vacation that had accrued as of August 31, 2003, for all Hired Employees electing option
          (a). In the event of (b), above, the Purchaser will reimburse to Seller, as soon after the Final Closing Date as feasible, 75% of the amount of Hired Employee vacation that had accrued as of August 31, 2003, for all Hired Employees electing option (b). Attached hereto as "EXHIBIT C" is the Accrued Vacation Schedule which estimates the amounts that Seller will pay to Purchaser and that Purchaser will pay to Seller. The parties also acknowledge (i) as of the Final Closing Date "EXHIBIT C" can only be preliminary in nature, representing the status of the Hired Employees as of the August 15, 2003 payroll, (ii) "EXHIBIT C" will be presented as a "final" schedule within ten (10) Business Days after the Final Closing Date, and reviewed and approved by Seller and Purchaser, and (iii) any adjustments in payments due between the parties will be paid to the appropriate party at that time.

     10. The parties acknowledge and agree that the New Pipeline Applications and Loan Files related thereto in certain states or that meet certain other criteria are not being delivered and conveyed to Purchaser on the Final Closing date due to the fact that, as of the Final Closing Date, Purchaser will not be properly licensed in such states. Those states are: California, Connecticut, District of Columbia, Delaware, Georgia, Illinois, Massachusetts, Minnesota, Nevada, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Dakota, Vermont, Virginia, and West Virginia (such pipeline of loans being collectively referred to herein as the "Excluded Pipeline Loans"). A list of the Excluded Pipeline Loans is attached hereto as Exhibit D. Following the Final Closing Date, Seller shall continue to fund in Seller's name the Excluded Pipeline Loans in the same manner as is described in the Agreement, without reference to the termination of the Transition Period. The parties agree that such failure to convey and deliver the Excluded Pipeline Loans by Seller on the Final Closing Date shall not be deemed or construed in any respect as a breach of or default under the Agreement by Seller or Parent, and that Seller and

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          Parent,  by closing the transactions  contemplated by the Agreement on the Final Closing Date despite knowledge of the failure of Purchaser to obtain various licenses and approvals shall not be deemed to have waived any of Seller's or Parent's respective rights and remedies under the Agreement. In addition, and without limiting the generality of the foregoing or the indemnification rights of Seller under the Agreement, Purchaser hereby agrees that Purchaser shall (A) purchase from Seller, at such time (and from time to time) as may reasonably be requested by Seller, each of the Excluded Pipeline Loans that is ultimately funded by Seller and not sold and delivered by Seller in consultation with Purchaser to a third-party Investor at Seller's fully loaded cost (which shall include, without limitation, interest payable under the Warehouse Agreement on such loans through the date of purchase) and (B) indemnify, defend and hold Seller and Parent, and each of their respective employees, directors, representatives and Affiliates harmless and in respect of, and shall reimburse each Indemnified Party for, any and all Loses arising out of, resulting from or relating to (1) the failure by Purchaser to be properly licensed as discussed above and/or (2) such processing, closing, funding, sale or delivery to a third-party Investor of any of the
          Excluded   Pipeline   Loans  by  Seller  or  Parent.   The   foregoing
          indemnification shall not be subject to the "indemnification cap" specified in Section 7.3(c) of the Agreement and shall be subject to the four (4) year limitations period specified in Section 7.3(b) of
          the   Agreement.   Notwithstanding   the   foregoing,   the  foregoing
          indemnification in clause (2) above shall not apply and shall have no force and effect with respect to any particular indemnified event if the indemnified event results directly from an action or inaction on the part of Seller taken specifically in contravention of a written recommendation by Purchaser with regard to such action or inaction.

     11. Purchaser hereby acknowledges receipt of and accepts delivery of each of the Final Closing Date Sales Commitments.

     12. Except to the extent expressly provided in this Third Amendment, the Second Amendment and the First Amendment, all terms of the Agreement shall remain in full force and effect and unaffected by the terms of this Third Amendment.

     13. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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     IN WITNESS WHEREOF,  the Parties hereto have caused this Third Amendment to be executed as of the date first written above.


                                    MATRIX FINANCIAL SERVICES
                                    CORPORATION



                                    By:_________________________
                                       D. Mark Spencer
                                       Chief Executive Officer


                                    MATRIX CAPITAL BANK



                                    By:________________________
                                       D. Mark Spencer
                                          President & CEO


                                    AMPRO MORTGAGE CORPORATION



                                    By:________________________
                                    Name:
                                    Title:




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                                    EXHIBIT A

                  Seller's Payroll Advances to Hired Employees



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                                    EXHIBIT B

                                 Hired Employees



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                                    EXHIBIT C

                            Accrued Vacation Schedule



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                                    EXHIBIT D

              Excluded Pipeline Applications and related Loan Files